EXHIBIT 99.1

Press Release

Contact:	United Community Bancorp

William F. Ritzmann, President and Chief Executive Officer

(812) 537-4822

United Community Bancorp Reports Fourth Quarter and Year End Results

Lawrenceburg, Indiana – August 16, 2012 – United Community Bancorp (the “Company”) (Nasdaq: UCBA), the holding company for United Community Bank (the “Bank”), today reported net income of $344,000, or $0.04 per diluted share, for the quarter ended June 30, 2012, compared to net income of $796,000, or $0.10 per diluted share, for the quarter ended June 30, 2011. Net income for the year ended June 30, 2012 was $2.0 million, or $0.26 per diluted share, compared to $1.2 million, or $0.15 per diluted share, for the year ended June 30, 2011.

United Community Bancorp

Summarized Statements of Income

(In thousands, except per share data)

	For the year ended
	6/30/2012	6/30/2011
	(Unaudited)
Interest income	$18,186	$19,846
Interest expense	4,288	5,587
Net interest income	13,898	14,259

Provision for loan losses	3,662	4,140
Net interest income after provision for loan losses	10,236	10,119

Total other income	4,977	4,038
Total other expense	12,436	12,486
Income before income taxes	2,777	1,671

Income tax provision	788	501
Net income	$1,989	$1,170

Basic and diluted earnings per share	$0.26	$0.15
Weighted average shares outstanding	7,645,075	7,627,418

Summarized Consolidated Statements of Financial Condition
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
(In thousands, as of)	6/30/2012	3/31/2012	12/31/2011	9/30/2011	6/30/2011

ASSETS
Cash and Cash Equivalents	$29,079	$32,375	$16,644	$23,878	$31,159
Investment Securities	146,389	150,158	126,369	131,031	123,913
Loans Receivable, net	283,154	284,415	285,709	283,281	285,877
Other Assets	37,281	36,666	38,095	37,327	31,582
Total Assets	$495,903	$503,614	$466,817	$475,517	$472,531

LIABILITIES
Municipal Deposits	$103,086	$110,966	$101,832	$108,504	$111,251
Other Deposits	323,881	322,680	305,611	306,840	301,840
FHLB Advances	10,833	11,083	1,333	1,583	1,833
Other Liabilities	3,115	3,528	3,265	3,563	3,461
Total Liabilities	440,915	448,257	412,041	420,490	418,385
Total Stockholders' Equity	54,988	55,357	54,776	55,027	54,146
Total Liabilities & Stockholders' Equity	$495,903	$503,614	$466,817	$475,517	$472,531

Summarized Consolidated Statements of Operations
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
	6/30/2012	3/31/2012	12/31/2011	9/30/2011	6/30/2011
	(for the three months ended, in thousands, except per share data)

Interest Income	$4,509	$4,290	$4,700	$4,687	$4,907
Interest Expense	1,054	1,025	1,057	1,152	1,233
Net Interest Income	3,455	3,265	3,643	3,535	3,674
Provision for Loan Losses	1,750	333	681	898	755
Net Interest Income after Provision
for Loan Losses	1,705	2,932	2,962	2,637	2,919
Total Other Income	1,758	888	1,205	1,126	1,275
Total Other Expense	3,090	3,056	3,141	3,149	3,082
Income before Tax Provision	373	764	1,026	614	1,112
Income Tax Provision	29	307	314	138	316
Net Income	$344	$457	$712	$476	$796
Basic and Diluted Earnings per Share (1)	$0.04	$0.06	$0.09	$0.06	$0.10
Weighted Average Shares Outstanding:
Basic and Diluted	7,651,904	7,652,150	7,638,321	7,638,321	7,640,321

(1) For all periods shown, United Community MHC has held 4,655,200 shares of outstanding common stock. Since its inception, the MHC has waived receipt of all quarterly dividends.

	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
	For the three months ended
	6/30/2012	3/31/2012	12/31/2011	9/30/2011	6/30/2011
Performance Ratios:
Return on average assets (1)	0.27%	0.38%	0.60%	0.40%	0.67%
Return on average equity (1)	2.48%	3.31%	5.22%	3.49%	5.94%
Interest rate spread (2)	2.92%	2.87%	3.30%	3.16%	3.22%
Net interest margin (3)	2.96%	2.91%	3.35%	3.22%	3.29%
Other expense to average assets (1)	2.46%	2.52%	2.66%	2.66%	2.58%
Efficiency ratio (4)	59.27%	73.59%	64.79%	67.56%	62.28%
Average interest-earning assets to average interest-bearing liabilities	105.08%	105.08%	105.03%	105.76%	106.32%
Average equity to average assets	11.05%	11.37%	11.54%	11.51%	11.22%

Bank Capital Ratios:
Tangible capital	9.24%	9.16%	10.12%	9.86%	9.80%
Core capital	9.24%	9.16%	10.12%	9.86%	9.80%
Total risk-based capital	19.05%	18.82%	18.20%	17.97%	17.47%

Asset Quality Ratios:
Nonperforming loans as a percent of total loans	5.62%	6.64%	5.33%	5.25%	7.08%
Allowance for loan losses as a percent of total loans	1.95%	1.91%	1.83%	2.06%	1.83%
Allowance for loan losses as a percent of nonperforming loans	34.64%	28.72%	34.22%	39.20%	25.90%
Net charge-offs to average outstanding loans during the period (1)	2.32%	0.14%	2.25%	0.40%	0.94%

(1)     Quarterly income and expense amounts used in calculating the ratio have been annualized.

(2)     Represents the difference between the weighted average yield on average interest-earning assets and the weighted average cost of average interest-bearing liabilities.

(3)     Represents net interest income as a percent of average interest-earning assets.

(4)     Represents total other expense divided by the sum of net interest income and total other income.

For the three months ended June 30, 2012:

Net interest income decreased $219,000, or 6.0%, to $3.5 million for the quarter ended June 30, 2012 as compared to $3.7 million for the quarter ended June 30, 2011. A decrease of $398,000 in interest income was partially offset by a $179,000 decrease in interest expense. The decrease in interest income was primarily the result of a decrease in the average rate earned on loans from 5.75% to 5.19%. The decrease in interest expense was primarily the result of a decrease in the average interest rate paid on deposits from 1.16% to 0.92%, partially offset by a $9.0 million increase in average outstanding FHLB advances. Changes in interest rates are reflective of decreases in overall market rates.

The provision for loan losses was $1.8 million for the quarter ended June 30, 2012, compared to $755,000 for the same quarter in the prior year. Management evaluates the Bank’s allowance for loan loss for adequacy on at least a quarterly basis. As part of this evaluation, management considers the amounts and types of loans, concentrations, the value of underlying collateral, current economic conditions, historical charge-offs, and other relevant information, such as the size of the overall portfolio and the financial condition of the borrowers. The increase in the loan loss provision was primarily due to the deteriorating financial condition of one commercial real estate loan.

Other income increased $483,000, or 37.9%, from $1.3 million in the prior year quarter to $1.8 million in the current year quarter. The increase was primarily due to a $355,000 increase in gain on sale of investments and a $124,000 increase in gain on the sale of loans. The increase in gain on sale of investments was the result of a higher level of sales of mortgage-backed securities and other available for sale investment securities during the current year quarter as compared to the same quarter in the prior year. The increase in the gain on sale of loans was the result of an increase in loan sales to Freddie Mac in the current year quarter when compared to the same quarter in the prior year, primarily due to an increase in refinancing activity due to the continued low interest rate environment.

Other expense remained flat at $3.1 million for the quarter ended June 30, 2012 as compared to the prior year quarter. A $127,000 decrease in deposit insurance premiums was partially offset by a $91,000 increase in data processing expense and a $47,000 provision for loss on real estate owned with no such provision in the prior year quarter. The increase in data processing expense is primarily due to an increase in ATM and data center service charges resulting from an increase in transactions. The decrease in deposit insurance premiums is reflective of an overall decrease in average deposits in the current year compared to the prior year combined with a decrease in the assessment rate.

For the year ended June 30, 2012:

Net interest income decreased $361,000, or 2.5%, to $13.9 million for the year ended June 30, 2012 as compared to $14.3 million for the year ended June 30, 2011. A decrease of $1.7 million in interest income was partially offset by a $1.3 million decrease in interest expense. The decrease in interest income was primarily the result of a $12.0 million decrease in average outstanding loans combined with a decrease in the average rate earned on loans from 5.72% to 5.33%. The decrease in interest expense was primarily the result of a decrease in the average interest rate paid on deposits from 1.29% to 1.00%. Changes in interest rates are reflective of decreases in overall market rates.

The provision for loan losses was $3.7 million for the year ended June 30, 2012, compared to $4.1 million for the prior year. Nonperforming loans decreased $4.4 million, from $20.6 million at June 30, 2011 to $16.2 million at June 30, 2012. The decrease in nonperforming loans in the current year was primarily the result of troubled debt restructurings that were placed on accrual (performing) status after performing in accordance with their restructured terms for at least six consecutive months, partially offset by additional nonperforming loans in the current year.

Other income increased $939,000, or 23.3%, from $4.0 million in the prior year to $5.0 million in the current year. The increase was primarily due to an $880,000 increase in gain on sale of investments. The increase in gain on sale of investments was the result of a higher level of sales of mortgage-backed securities and other available for sale investment securities during the current year as compared to the prior year.

Other expense decreased slightly to $12.4 million in the current year from $12.5 million in the prior year. Increases of $216,000 in compensation and employee benefits expense, $195,000 in data processing expense and $275,000 in other expense were offset by decreases of $494,000 in deposit insurance premiums and $214,000 in amortization of intangible assets. The increase in compensation and employee benefits expense is primarily due to additional employees and annual wage increases. The increase in data processing expense is primarily due to an increase in ATM and data center service charges resulting from an increase in transactions. The increase in other expense is primarily the result of an increase in professional fees during the period. The decrease in deposit insurance premiums is a result of an $8.8 million decrease in average deposits combined with a decrease in the assessment rate. The decrease in amortization of intangible assets is due to the use of the double declining balance method of amortization which resulted in higher levels of amortization expense during the prior year.

Total assets were $495.9 million at June 30, 2012, compared to $472.5 million at June 30, 2011. Total assets increased $23.4 million, or 4.9%, primarily as a result of a $22.5 million increase in investment securities, reflecting purchases of mortgage-backed securities offset by sales of other available for sale securities.

Total liabilities were $440.9 million at June 30, 2012, compared to $418.4 million at June 30, 2011. The increase of $22.5 million was primarily the result of a $13.9 million increase in deposits and a $9.0 million increase in FHLB advances. The increase in deposits was primarily the result of an increase in retail customer deposits partially offset by a $8.2 million decrease in municipal deposits. The increase in FHLB advances was primarily the result of the implementation of a strategy to improve interest rate risk by using longer term FHLB advances to fund recent loan production.

Total stockholders’ equity was $55.0 million at June 30, 2012, compared to $54.1 million at June 30, 2011. The increase was primarily the result of net income of $2.0 million, partially offset by dividends paid of $1.4 million. At June 30, 2012, the Bank was considered “well-capitalized” under applicable regulatory requirements.

United Community Bancorp is the holding company of United Community Bank, headquartered in Lawrenceburg, Indiana. The Bank currently operates eight offices in Dearborn and Ripley Counties, Indiana.

This news release may contain forward-looking statements, which can be identified by the use of words such as “believes,” “expects,” “anticipates,” “estimates” or similar expressions. Such forward-looking statements and all other statements that are not historic facts are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. These factors include, but are not limited to, general economic conditions, changes in the interest rate environment, legislative or regulatory changes that may adversely affect our business, changes in accounting policies and practices, changes in competition and demand for financial services, adverse changes in the securities markets, changes in deposit flows and changes in the quality or composition of the Company’s loan or investment portfolios. Additionally, other risks and uncertainties may be described in the Company’s annual report on Form 10-K/A for the year ended June 30, 2011 filed with the SEC on April 26, 2012 which is available through the SEC’s website at www.sec.gov. Should one or more of these risks materialize, actual results may vary from those anticipated, estimated or projected. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except as may be required by applicable law or regulation, the Company assumes no obligation to update any forward-looking statements.